Exhibit 23.1




                                          Consent of Independent Auditors


The Board of Directors
Merit Securities Corporation


     We consent to incorporation by reference in the registration statements (Nos. 33-99316, Nos. 333-15539 and Nos. 333-40951) on Form S-3 of Merit
Securities Corporation of our report dated March 24, 1998, relating to the balance sheets of Merit Securities Corporation as of December 31, 1997 and 1996 and the related statements of operations, shareholder's equity and cash flows for each of the years in the three years ended December 31, 1997, which report appears in the December 31, 1997 Form 10-K of Merit Securities Corporation.


KPMG PEAT MARWICK LLP




Richmond, Virginia
March 24, 1998